                                                                   Exhibit 10(t)

                             DATED September 1, 2003

                          JUNIPER DEVELOPMENTS LIMITED

                                     - and -

                               ASHWORTH UK LIMITED

                                     - and -

                                  ASHWORTH INC

                 ----------------------------------------------

                                      LEASE

                                   relating to
                            Unit 2 Juniper (Phase 2)
                            Fenton Way Basildon Essex

                 ----------------------------------------------

                  Term:              20 years from 1 September 2003

                  Initial Rent:      L211,000 p.a. plus additional rent

                  Rent Review Dates: 1 September 2008 and each fifth anniversary

                              DAVIES ARNOLD COOPER
                               6-8 Bouverie Street
                                 London EC4Y 8DD
                               Tel: 020 7936 2222
                               Fax: 020 7936 2020
                           e-mail: bnaftalin@dac.co.uk

                          Ref: 1115/143593.17/30.04.03/

CLAUSE                          HEADING                                                PAGE
1      DEFINITIONS AND INTERPRETATION...........................................         1
2      DEMISE...................................................................         6
3      TENANT'S COVENANTS.......................................................         7
4      INSURANCE................................................................        22
5      SERVICE CHARGE...........................................................        26
6      LANDLORD'S COVENANTS.....................................................        31
7      RENT REVIEW..............................................................        32
8      MISCELLANEOUS PROVISIONS.................................................        35
9      FORFEITURE...............................................................        38
10     GUARANTEE................................................................        40
11     TENANT'S BREAK CLAUSE....................................................        41
12     CERTIFICATION............................................................        42
13     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.............................        42
14     JURISDICTION.............................................................        42
15     DELIVERY.................................................................        42
SCHEDULE 1    Rights............................................................        43
SCHEDULE 2    Exceptions and Reservations.......................................        44
SCHEDULE 3    Incumbrances......................................................        45
SCHEDULE 4    VAT...............................................................        46

THIS LEASE is made the first day of September, 2003

BETWEEN:

(1) JUNIPER DEVELOPMENTS LIMITED whose registered office is at 5 Strand, London, WC2N 5AF (Company number 4022595) and any person for the time being entitled to the reversion immediately expectant on the End of the Term (the LANDLORD);

(2) ASHWORTH UK LIMITED whose registered office is at 21 St Thomas Street, Bristol BS1 6JS (Company number 286712) and any person in whom the Term is from time to time vested (the TENANT);

(3) ASHWORTH INC a company registered in Delaware and having its principal place of business at 2765 Loker Avenue West, Carlsbad, California, 92008, USA (the GUARANTOR).

1        DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         Where in this deed the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

         "ADDITIONAL RENT" means L21,000 per annum payable on and from 1 May 2003 until the 30 April 2013 which represents the cost to the Landlord of paying for the works described in the Specification;

         "AUTHORITY" means any statutory, public, local or other competent authority or a court of competent jurisdiction;

         "CLAUSE" means a clause of this deed;

         "COMMON PARTS" means such entrances, passages, circulation areas, service roads, service yards, car parks, loading bays, forecourts, fire escape routes, landscaped areas and other areas from time to time provided for the common use of tenants, occupiers, visitors or any of them;

         "CONDUIT" means any pipe, drain, culvert, sewer, flue, duct, gutter, wire, cable, optic fibre, conduit, channel and other medium for the passage or transmission of water, soil, gas, air, smoke, electricity, light, information or other matter and all ancillary equipment or structures;

         "END OF THE TERM" means the determination of the Term by expiry, forfeiture, notice, surrender or otherwise;

         "ENVIRONMENT" means all or any one or more of air, water and land (in each case wherever located);

         "ENVIRONMENTAL HARM" means harm or damage to the Environment, to human health or to the health of any other living organism, or to property;

         "ENVIRONMENTAL LAW" means any and all Legal Obligations which have as purpose or effect the protection of Environment and/or the prevention of Environmental Harm;

         "ENVIRONMENTAL PERMITS" means any and all consents, permits or authorisations required under Environmental Law in connection with the Tenant's use and occupation of the Premises;

         "ESTATE" means the Landlord's estate at Fenton Way, Basildon, Essex, of which the Premises form part and which is for identification only shown edged green on the Plan or such reduced or extended area as the Landlord may from time to time reasonably designate as comprising the Estate;

         "HAZARDOUS SUBSTANCES" means any and all substances or matter (whether in solid, liquid or gaseous form) which (whether alone or in combination with other substances or matter) are capable of causing Environmental Harm;

         "INTEREST" means interest at the Interest Rate (both before and after any judgment) calculated on a daily basis from the date on which interest becomes chargeable on any payment pursuant to any provision of the Lease to the date upon which such payment is made, such interest to be compounded with rests at the usual quarter days;

         "INTEREST RATE" means 3% p.a. above the base lending rate from time to time of Lloyds TSB Bank plc (or of such other bank as the Landlord may give notice from time to time);

         "INVESTIGATION WORKS" means such works of intrusive investigation, drilling, testing, sampling, monitoring and analysis as are necessary in the reasonable opinion of the

         Landlord to assess the extent to which the Tenant is complying with its covenants contained in clauses 3.13.1 and 3.13.3;

         "LEASE" means this lease as from time to time varied or supplemented whether by deed, licence or otherwise;

         "LEGAL OBLIGATION" means any obligation relating to the Premises or their occupation or use imposed by any present or future statute or any statutory instrument, EC directive, code of practice, regulation, order, notice, direction or requirement of any Authority irrespective of the person on whom such obligation is imposed;

         "PARTY" means the Landlord or the Tenant or the Guarantor (if any);

         "PERMITTED USER" means use as a light industrial/warehouse unit for the storage and distribution of golf products together with a showroom ancillary to such use, or such other use within classes B1(c), B2 or B8 of the schedule to the Town & Country Planning (Use Classes) Order 1987 (to which Clause 1.2.6 shall not apply) which is or are approved by the Landlord (such approval not to be unreasonably withheld);

         "PERPETUITY PERIOD" means a period of 80 years from the date of the Lease or, if earlier, the date of expiration of the Term;

         "PLAN" means a plan annexed to this deed;

         "PLANNING ACTS" means the Town and Country Planning Act 1990 and all other statutes containing provisions relating to town and country planning when from time to time in force and all other statutes, statutory instruments, regulations and orders included by virtue of Clause 1.2.6;

         "PLANT" means such plant, equipment and systems as may from time to time be provided for the amenity of the Estate including specifically: security and surveillance systems, fire alarm and prevention equipment, sprinklers, public address and other communication systems;

         "PREMISES" means Unit 2 on the Estate shown for the purposes of identification only coloured pink on the Plan and all and any part of such property and any additions thereto including

         (a) the whole of the structure, walls, foundations and roof bounding the Unit and not separating the Unit from any other Unit;

         (b) Conduits and Plant to the extent that they are within and exclusively serve the Unit (but no other Conduits or Plant);

         (c) fixtures and fittings at the Unit whenever fixed except those fixed by the Tenant which are generally regarded as tenant's or trade fixtures;

         (d)      one half of any wall separating the Unit from an adjoining
                  Unit;

         but excluding:

         (a)      the airspace above the building comprised in the Premises; and

         (b) the airspace three metres above any unbuilt upon parts of the Premises.

         "REGULATIONS" means regulations relating to the management of the Estate which the Landlord may reasonably issue from time to time in the interests of good estate management, the current regulations for the Estate being set out in Schedule 5;

         "RELEASE" means any transmission (however occasioned) into or through the Environment;

         "REMEDIATION WORKS" means such works of whatever nature as are required to ensure insofar as is reasonably practicable and in accordance with modern practice as determined by an appropriately experienced and qualified firm of environmental consultants that the Tenant is complying with its covenants contained in clauses 3.13.1 and 3.13.3;

         "RENT" means L211,000 per annum on and from the Rent Commencement
         Date or such other amount as is from time to time agreed or determined pursuant to Clause seven of the Lease or otherwise;

         "RENT COMMENCEMENT DATE" means the 1st day of September 2003;

         "RETAINED PROPERTY" means all parts of the Estate which are not from time to time Units including (without prejudice to the generality of the foregoing):

         (a)      the Common Parts;

         (b)      office and other accommodation for staff managing the Estate;

         (c) the gatehouse at the entrance of the Estate and security barriers;

         (d)      plant rooms;

         (e)      perimeter fencing;

         (f)      storage areas;

         (g) Conduits and Plant within or serving the Estate except those within and exclusively serving a Unit; and

         (h)      common signage on the Estate;

         "SCHEDULE" means a schedule to this deed;

         "SERVICE CHARGE" means as defined in Clause five of this deed;

         "SERVICES" means the services described in Clause five of this deed;

         "SPECIFICATION" means the specification attached to the agreement for this lease dated 4 June 2003;

         "TERM" means 20 years commencing on 1 September 2003 and expiring on 31 August 2023 and any continuation of it;

         "UNIT" means an individual unit of accommodation on the Estate that is let or otherwise exclusively occupied or designed or intended for letting or exclusive occupation otherwise than in connection with the provision of Services;

         "VAT" means Value Added Tax or other tax of a similar nature (and unless otherwise expressly stated all references to Rent or other monies payable by the Tenant are exclusive of any VAT charged or chargeable thereon).

1.2      INTERPRETATION

         The provisions of the Lease shall unless the context otherwise requires be construed as follows.

         1.2.1 Obligations and liabilities of a Party comprising more than one person are obligations and liabilities of such persons jointly and severally.

         1.2.2    Words importing one gender include all other genders.

         1.2.3    The singular includes the plural and vice versa.

         1.2.4 A covenant by the Tenant not to do something shall be construed as including a covenant not to permit or knowingly to suffer it to be done by a third party.

         1.2.5 A consent or approval to be given by the Landlord is not effective for the purposes of the Lease unless it is in writing and signed by or on behalf of the Landlord.

         1.2.6 Reference to a statute includes any amendment, modification, extension, consolidation or re-enactment of it and any statutory instrument, regulation or order made under it which is for the time being in force.

         1.2.7 Headings to Clauses, Schedules or parts of the Lease do not affect the interpretation or construction of the Lease.

         1.2.8 Where Rent has to be apportioned it shall be apportioned on a yearly basis in accordance with the method recommended by the Law Society in the Law Society Conveyancing Handbook 1999.

2        DEMISE

         The Landlord demises the Premises to the Tenant:

2.1      together with the rights set out in Schedule 1;

2.2 except and reserving to the Landlord and to all others authorised from time to time by the Landlord as set out in Schedule 2;

2.3      to hold the same to the Tenant for the Term;

2.4 subject to all rights, easements, quasi-easements, restrictions, covenants and liabilities affecting the Premises including, without prejudice to the generality of the foregoing, those described in
         Schedule 3;

2.5      yielding and paying to the Landlord:

         2.5.1 the Rent without any deduction by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year, the first payment to be made on the Rent Commencement Date; and

         2.5.2 the Additional Rent without any deduction by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year, the first payment to be made on 1 May 2003.

3        TENANT'S COVENANTS

3.1      INTRODUCTION

         The Tenant covenants with the Landlord as set out in Clause 3 of the Lease.

3.2      RENT

         The Tenant shall pay the Rent and the Additional Rent as provided in Clause two of the Lease without deduction or set- off and if so required by banker's standing order.

3.3      OUTGOINGS

         3.3.1 The Tenant shall pay, and indemnify the Landlord against, all rates, taxes, assessments, impositions, duties, charges and outgoings now or at any time during the Term payable by the owner or occupier of, or otherwise due in respect of, the Premises (except any tax assessed on the Landlord or any superior landlord in respect of its ownership of, rental income from or any dealing with its reversionary interest).

         3.3.2 The Tenant shall pay and indemnify the Landlord against rates on unoccupied property payable in respect of the Premises for any period after the End of the Term (up to a maximum period of three months) which would not have been payable had the Premises been continuously occupied at all times prior to the End of the Term.

         3.3.3 The provisions of Schedule 4 apply in relation to VAT and the Tenant covenants as therein provided.

         3.3.4 The Tenant shall pay, and indemnify the Landlord against, all charges for water, electricity, gas and other services (including meter rents) at the Premises.

3.4      REPAIR AND DECORATION

         The Tenant shall (subject to the provisions relating to insurance set out in Clause four of the Lease):

         3.4.1 keep the Premises at all times in good and substantial repair and condition;

         3.4.2 keep all Plant comprised within the Premises in good working order;

         3.4.3 clean the Premises regularly and maintain them at all times in a clean and tidy condition;

         3.4.4 clean all windows regularly and as often as shall be reasonably necessary;

         3.4.5 decorate and keep the Premises decorated to a high standard (in any event not less frequently than once in any period of three years for the exterior and once in any period of five years for the interior and also to the Landlord's reasonable specification in the last six months of the Term if not decorated in the last three years);

         3.4.6 within two months (or sooner in emergency) of receipt of notice from the Landlord of any breach of this Clause carry out the repair, cleaning or decoration required to remedy the breach, and if the Tenant fails diligently to comply with such notice and the Landlord enters the Premises to carry out such work the Tenant shall upon demand pay to the Landlord as a debt all costs which the Landlord so incurs.

3.5      ALTERATIONS

         3.5.1 Not to alter cut harm or remove any of the principal or load bearing walls floors or other structures of or enclosing the building on the Premises nor to make any other alterations improvements or additions of a structural nature nor to make any alterations improvements or additions to the exterior of the Premises.

         3.5.2 Not to make any alterations or additions of a non-structural nature to the building on the Premises without having first obtained the prior written consent of the Landlord such consent not to be unreasonably withheld except that the tenant may install alter and remove demountable partitioning.

3.6      SIGNS

         The Tenant shall not:

         3.6.1 fix anything to the exterior of the Premises nor to the exterior or interior of any doors or windows, unless permitted by this Clause;

         3.6.2 display any flashing or moving sign which is visible from outside the Premises;

         3.6.3 display any notice, sign, poster or advertisement on the exterior of the Premises except to indicate the name and business of the Tenant in a manner first approved by the Landlord (such approval not to be unreasonably withheld)

         PROVIDED ALWAYS that the Tenant shall be free to place a sign of reasonable dimensions displaying the name of the Tenant on the northern and western elevation of the building forming part of the Premises and on any Estate signboard first approved by the Landlord (such approval not to be unreasonably withheld).

3.7      USER

         3.7.1 The Tenant shall not use the Premises otherwise than for the Permitted User.

         3.7.2 The Tenant shall not use the Premises in a manner which may be, or become, or cause a nuisance, annoyance, disturbance, inconvenience, injury or damage to the Landlord or any other person.

         3.7.3 The Tenant shall not store or stack anything on the external areas of the Premises.

         3.7.4 The Tenant shall not reside or sleep on the Premises, nor use them for any sale by auction or for any dangerous, noisy or offensive purpose or for any illegal or immoral activity.

         3.7.5 The Tenant shall indemnify the Landlord against all VAT in respect of the Premises which the Landlord has to repay to HM Customs & Excise including any under the capital goods scheme and against all VAT which is irrecoverable by the Landlord (together in each case with interest, penalties and costs) due to the disapplication of any election to waive exemption to tax made by the Landlord arising in any way from the use of the Premises for an exempt purpose.

         3.7.6    The Tenant shall not overload the structure of the Premises.

         3.7.7 The Tenant shall not store or bring upon the Premises any materials or liquid of a specially combustible, inflammable or offensive nature.

         3.7.8 The Tenant shall not make use of Conduits beyond their capacity, nor in a manner which may block or damage them, and in particular will not stop up or obstruct or permit oil, grease or other deleterious matter or substance to enter any drain or sewer.

         3.7.9    The Tenant shall not cause or permit any Environmental Harm.

         3.7.10   The Tenant shall not obstruct the Common Parts.

         3.7.11 The Tenant shall not enter into any wayleaves, concessions or arrangements with telecommunications undertakers except in relation to the supply of telecommunication services exclusively for the Permitted User.

         3.7.12   The Tenant shall comply with the Regulations.

3.8      ALIENATION

         3.8.1 Unless otherwise permitted under this Clause the Tenant shall not:

                  (a) hold the Premises expressly or impliedly on trust for another person;

                  (b)      part with possession of the Premises;

                  (c)      share possession of the Premises with another person;

                  (d) allow anyone other than the Tenant, any lawful subtenant, or their respective officers and employees to occupy the Premises.

         3.8.2    ASSIGNMENT

                  (a) The Tenant shall not assign a part (as distinct from the whole) of the Premises.

                  (b) The Tenant shall not assign the whole of the Premises without the prior consent of the Landlord (which will not be unreasonably withheld).

                  (c) It is agreed that, for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927, the Landlord may withhold its consent to an assignment of the whole if any of the following circumstances exists:

                           (i) there is a substantial breach of a covenant in the Lease by the Tenant; or

                           (ii) the proposed assignee is a member of the same group of companies (as defined by Section 42 of the Landlord and Tenant Act
                                    1954) as the Tenant;

                           (iii) in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to comply with the Tenant's covenants in the Lease.

                  (d) It is agreed that for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927, the Landlord may grant consent subject to all or any of the conditions set out below:

                           (i) the proposed assignee has, if reasonably required by the Landlord, procured a covenant by deed with the Landlord, from two individuals who are or a company which is reasonably acceptable to the Landlord as surety for the assignee;

                           (ii) the proposed assignee has, if reasonably required by the Landlord, deposited with the Landlord such sum by way of Rent as the Landlord reasonably requires as security for the performance by the assignee of its obligations under the Lease;

                           (iii) the Tenant has, if reasonably required by the Landlord; first entered into an authorised guarantee agreement as defined in
                                    Section 16 of the Landlord and Tenant
                                    (Covenants) Act 1995;

                           (iv) the Tenant has, if reasonably required by the Landlord, first procured that any surety for it under the Lease has entered into any such authorised guarantee agreement required under Clause 3.8.2(d)(iii) in such terms as the Landlord may reasonably require for the purpose of guaranteeing the performance by the Tenant of its obligations under the authorised guarantee agreement.

                  (e) It is agreed that the Landlord acting reasonably may withhold consent to an assignment of the whole of the Premises on a ground which is not referred to in Clause 3.8.2(c) and that it may acting reasonably grant consent subject to a condition which is not specified in Clause 3.8.2(d) subject in each case to such withholding of consent or imposition of a condition being reasonable.

         3.8.3    CHARGES

                  (a) The Tenant shall not charge a part (as distinct from the whole) of the Premises.

                  (b) The Tenant may without consent charge the whole of the Premises to a bank or similar financial institution for the purpose only of borrowing money on the security of the Lease but, otherwise, the Tenant shall not charge the whole of the Premises except with the prior consent of the Landlord (which shall not be unreasonably withheld).

         3.8.4    UNDERLETTINGS

                  (a) The Tenant shall not underlet the whole or a part of the Premises:

                           (i) unless the proposed undertenant has first covenanted by deed with the Landlord, in such form as the Landlord may reasonably require, that with effect from the date of the underlease and during the term thereof or until such time as the underlease is lawfully assigned the undertenant will observe and perform all the provisions of the underlease to be observed and performed by the undertenant; nor

                           (ii) (where the proposed undertenant is a corporate body and the Landlord reasonably so requires) without first procuring a covenant by deed with the Landlord from two individuals who are, or a company which is acceptable to the Landlord as surety for the undertenant; nor

                           (iii)    except by way of a PERMITTED UNDERLEASE; nor

                           (iv) without the prior written consent of the Landlord (which will not be unreasonably withheld).

         3.8.5    A PERMITTED UNDERLEASE is an underlease which:

                  (a)      is granted without any fine or premium;

                  (b) reserves a rent not less than the greater of the rent which the Tenant ought reasonably to obtain in the open market upon the grant of such underlease and the Rent then payable;

                  (c) incorporates provisions requiring the undertenant to obtain the Landlord's consent (which shall not be unreasonably withheld) to any proposed assignment of the premises comprised in the underlease, and requiring the proposed assignee to covenant by deed with the Landlord in such form as the Landlord may reasonably require that with effect from the date of the assignment of the premises comprised in the underlease and until such premises are further lawfully assigned the proposed assignee will observe and perform all the provisions of the underlease to be observed and performed by the undertenant;

                  (d) incorporates provisions for the review of rent at the same times and on the same basis as in the Lease;

                  (e) is (so far as is consistent with an underlease) in a form substantially the same as the Lease except that further subletting shall be prohibited; and

                  (f) is excluded from the operation of sections 24-28 of the Landlord and Tenant Act 1954.

         3.8.6 The Tenant shall enforce and shall not waive or vary the provisions of an underlease and shall operate at the relevant dates of review the rent review provisions contained in an underlease but shall not agree the rent upon such a review without the prior approval of the Landlord.

         3.8.7    ASSOCIATED COMPANIES

                  The Tenant may share occupation of the Premises with a company which is a member of the same group (as defined by Section 42 of the Landlord and Tenant Act 1954):

                  (a) for so long as both the Tenant and that company remain members of the same group; and

                  (b)      provided that no tenancy is created; and

                  (c) provided that within 21 days of such sharing the Landlord receives notice of the company sharing occupation and the address of its registered office.

         3.8.8    NOTIFICATION

                  (a) The Tenant shall upon request from time to time provide within one month all information which the Landlord may request under section 40 (1)(a) and (b) of the Landlord and Tenant Act 1954.

                  (b) The Tenant shall within 28 days of any assignment, charge or underlease of or of any other devolution of the Lease or of any interest deriving from the Lease give notice thereof to the Landlord's solicitor, produce for registration the original or a certified copy of the document effecting or evidencing such devolution and pay such reasonable registration fee as the Landlord's solicitor may require being not less than(pound)40 (plus VAT).

3.9      LEGAL OBLIGATIONS

         3.9.1    The Tenant shall observe and comply with all Legal
                  Obligations.

         3.9.2 If the Tenant receives from an Authority formal notice of a Legal Obligation it shall forthwith produce a copy to the Landlord and if such Legal Obligation is in the Landlord's opinion contrary to the interests of the Landlord the Tenant shall make such objection or representation against it as the Landlord may require.

         3.9.3 Where a Legal Obligation requires the carrying out of works the Tenant shall so far as such Legal Obligation permits also comply with the provisions of the Lease in relation to such works.

         3.9.4 Without prejudice to the generality of this Clause the Tenant shall in particular observe and comply with all Legal Obligations of any appropriate Authority relating to health, safety, means of escape in case of fire, and the protection and preservation of life and property, carrying out such works of modification and improvement to the Premises as may from time to time be required by such Legal Obligations.

         3.9.5 The Tenant shall carry out any works to the Premises not only in accordance with all Legal Obligations but also with good quality materials and in a good and workmanlike manner to the reasonable satisfaction of the Landlord.

         3.9.6 The Tenant shall knowingly not do, or omit to do, in relation to the Premises or their use or occupation anything by reason of which the Landlord may incur any liability whether for costs, a penalty, damages, compensation or otherwise.

         3.9.7 The Tenant shall not cause or permit a nuisance on or in relation to the Premises, and if a nuisance occurs shall forthwith take all necessary action to abate it.

         3.9.8 The Tenant shall not obstruct any means of emergency escape nor use them except for their proper purposes.

         3.9.9 The Tenant shall perform and observe all covenants and other provisions contained or referred to in any documents listed in
                  Schedule 3 insofar as they relate to or affect the Premises or their use or occupation.

         3.9.10 If the Tenant does not comply with a Legal Obligation, or does not abate a nuisance, the Landlord may do what it considers necessary to comply with the Legal Obligation or abate the nuisance and the Tenant shall upon demand pay to the Landlord all costs which the Landlord acting reasonably so incurs.

         3.9.11 The Tenant shall maintain a health and safety manual for the Premises and shall supply the Landlord with an updated copy of the manual when reasonably requested.

3.10     PLANNING

         3.10.1 The provisions of this Clause supplement the general obligations imposed by Clause 3.9.

         3.10.2 The Tenant shall not commit a breach of planning control (as defined in section 171A(1) of the Town and Country Planning Act 1990) in relation to the Premises.

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

         3.10.3 The Tenant shall observe and comply with the Planning Acts in relation to the Premises.

         3.10.4 The Tenant shall make no application for planning permission in relation to the Premises without the Landlord's prior consent, such consent not being unreasonably withheld.

         3.10.5 The Tenant shall supply to the Landlord promptly and without further request copies of all applications, notices, decisions and other formal communications under the Planning Acts which relate in any way to the Premises, and where such communications relate only to the Premises or to an application made by the Tenant then the Tenant shall at its own expense take such action to protect the Landlord's interests as the Landlord may require.

         3.10.6 The Tenant shall not implement a planning permission until the Landlord has given its consent (such consent not to be unreasonably withheld where planning permission is granted pursuant to an application approved by the Landlord) and if such planning permission is implemented, the Tenant shall:

                  (a) comply with all conditions imposed by the planning permission and any related planning agreement; and

                  (b)      carry out all works before the End of the Term.

3.11     DEFECTIVE PREMISES

         The Tenant shall promptly give notice to the Landlord of any defect in the Premises in respect of which the Landlord may have a liability or duty of care under the Lease, the Defective Premises Act 1972 or any other Legal Obligation.

3.12     ENCROACHMENTS

         3.12.1 The Tenant shall not stop up, darken or obstruct any window or light at the Premises.

         3.12.2 The Tenant shall not permit and shall take all reasonable measures to prevent any new window, light, opening, doorway, pathway, Conduit or

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

                  other encroachment or easement being made or acquired in, against, out of, or upon the Premises.

3.13     ENVIRONMENT

         3.13.1 The Tenant shall comply with all Environmental Law in its use and occupation of the Premises and shall ensure that all Environmental Permits are obtained, maintained in full force and effect and complied with at all times.

         3.13.2 On request from the Landlord, the Tenant shall provide to the Landlord full copies of all Environmental Permits and of all correspondence with Authorities regarding the Tenant's compliance with Environmental Law at the Premises.

         3.13.3 The Tenant shall not cause or permit to be caused any Release of Hazardous Substances at, on, over or under the Premises otherwise than in accordance with the terms of an Environmental Permit.

         3.13.4 The Tenant shall notify the Landlord in writing as soon as reasonably practicable on becoming aware of any breach of its obligations under Clauses 3.13.1 to 3.13.3 above and shall then proceed with all due speed and diligence to take all such steps as are necessary fully to remedy the consequences of such breach (including the carrying out of Remediation Works, if necessary) and to prevent any recurrence of it to the Landlord's reasonable satisfaction.

         3.13.5 The Tenant shall permit the Landlord whenever reasonably required (and in any event in the last six months of the Term and on every occasion on which an application to assign or underlet is made pursuant to Clause 3.8.2(b) or Clause 3.8.5) to enter the Premises to conduct Investigation Works. The Tenant shall provide such information as is reasonably requested in connection with the same, and as soon as reasonably practicable following receipt of a written report from the Landlord or its consultants identifying any breach of the terms of Clauses 3.13.1 or 3.13.3 the Tenant shall proceed to carry out all necessary Remediation Works to the reasonable satisfaction of the Landlord. The cost of Investigation

                  Works shall be borne by the Landlord unless the Investigation Works reveal that the Tenant is in breach of any of its obligations under this Clause 3.13 in which case the cost of the Investigation Works and the cost of carrying out Remediation Works shall be borne by the Tenant.

3.14     LANDLORD'S RIGHTS

         3.14.1 The Tenant shall permit the Landlord, any superior landlord and persons authorised by any of them to exercise any right excepted and reserved by Schedule 2 and in addition the right to enter the Premises at all reasonable times after not less than seven days' notice (except in emergency) with tools and equipment (if appropriate):

                  (a) to inspect the Premises to ascertain whether the Tenant is complying with the Lease or to view their state and condition or to make surveys or to show the Premises to prospective tenants or purchasers or for any other reasonable purpose.

                  (b) to execute works following the Tenant's failure to comply with a notice served under Clause 3.4.6 (without prejudice to any other remedy available to the Landlord);

                  (c)      to abate a nuisance if the Tenant does not do so;

                  (d) to comply with a Legal Obligation if the Tenant does not do so;

                  (e) to remove any goods stored or stacked on the external parts of the Premises;

                  (f)      to remove any obstruction of the Common Parts;

                  (g)      to take schedules or inventories;

                  (h) to inspect or execute works of repair, maintenance, decoration, construction, alteration, improvement or otherwise to the Estate or any other property or in connection with the provision of Services the person entering causing as little damage and disturbance as is reasonably practicable and making good as soon as practicable any physical damage to the Premises so caused.

         3.14.2 The Tenant shall permit the Landlord, any superior landlord, and persons authorised by any of them to carry out any works of repair, construction, development, improvement, alteration or otherwise to, or use in any way the Estate (apart from the Premises) or any other property and to erect scaffolding notwithstanding temporary interference with the access of light or air to the Premises or with any other right or easement, but so far as practicable access to the Premises and supplies of water, gas and electricity and drainage (where applicable) will be maintained.

         3.14.3 The Tenant shall permit the affixation to suitable parts of the Premises of reletting notices during the six months preceding the End of the Term and of notices relating to the disposal or acquisition of any reversionary interest at any time.

         3.14.4 Any entry by the Landlord under this Clause shall not constitute forfeiture or repudiation of the Lease.

3.15     COSTS

         The Tenant shall pay as a debt due to the Landlord and indemnify the Landlord against all liability, proper costs, fees, charges, disbursements and expenses connected with incidental to, consequent upon:

         3.15.1 an application for the Landlord's consent (whether or not the consent is given or the application is withdrawn);

         3.15.2 a schedule of dilapidations during the Term or after the End of the Term;

         3.15.3 notice pursuant to a provision of the Lease or under sections 146 or 147 of the Law of Property Act 1925 and proceedings under those sections even if forfeiture is avoided otherwise than by relief granted by the court;

         3.15.4 the recovery of arrears of Rent or other sums payable under the Lease;

         3.15.5 the breach of any covenant or obligation of the Tenant under the Lease;

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

         3.15.6   abating a nuisance which the Tenant fails to abate; and

         3.15.7 complying with a Legal Obligation if the Tenant does not do so.

3.16     INTEREST

         Without prejudice to any other right or remedy of the Landlord, the Tenant shall pay to the Landlord Interest on any Rent and VAT (if applicable) which is not paid to the Landlord on the date it is due (whether payment is formally demanded or not) and Interest on any other sum which is not paid to the Landlord by the later of the date it is due and the date fourteen days after a demand for payment is made.

3.17     INDEMNITY

         The Tenant is responsible for, and shall indemnify and keep the Landlord indemnified against, all claims, demands, actions, or proceedings made or brought and all losses, damages, costs, expenses and liabilities incurred, suffered or arising directly or indirectly in respect of or otherwise connected with:

         3.17.1   the use and occupation of the Premises;

         3.17.2 the state of repair and condition of the Premises (except to the extent (if any) caused by any act or default of the Landlord);

         3.17.3 any act, default, omission or negligence of the Tenant or of any other person at the Premises with the express or implied authority of the Tenant or of anyone deriving title through the Tenant; and

         3.17.4 any breach of any covenant or other provision of the Lease to be observed or performed by the Tenant.

3.18     YIELDING UP

         At the End of the Term the Tenant shall:

         3.18.1 remove all signs and tenant's fixtures and fittings and furniture and effects making good any damage to the Premises so caused;

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

         3.18.2 remove any alterations or additions to the Premises if and to the extent reasonably requested by the Landlord making good any damage to the Premises so caused;

         3.18.3 replace with carpets of equal or better quality and appearance any fitted carpets provided by the Landlord at the commencement of the Term; and

         3.18.4 yield up the Premises in a state and condition consistent with due compliance by the Tenant with its covenants and obligations under the Lease.

4        INSURANCE

4.1      DEFINITIONS

         Where in this part the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

         "INSURANCE" means insurance effected at competitive rates in the open market in such insurance office of repute or with such underwriters and through such agency as the Landlord may decide and subject to such excesses, exclusions, limitations and conditions as the insurer may require and covering:

         4.1.1 the Premises (but specifically excluding tenant's and trade fixtures and fittings) against the Insured Risks for a sum sufficient to cover the cost of reinstatement assuming total loss including all applicable VAT and ancillary costs (such as site clearance and professional fees) and appropriate allowance for inflation;

         4.1.2    Loss of Rent;

         4.1.3 such matters in relation to the Estate not otherwise specifically mentioned in this part or effected under Clause five of the Lease as the Landlord may from time to time consider prudent;

         "INSURED RISKS" means risks of loss or damage by fire, storm, tempest, flood, lightning, explosion, aircraft, articles dropped from aircraft, riot, civil commotion, malicious damage, impact, bursting and overflowing of water tanks, apparatus and pipes (but excluding such risks as the Landlord in its reasonable discretion considers cannot be insured against in the UK market at a reasonable rate) and risks of loss or damage by such other perils against which the Landlord may insure;

         "LOSS OF RENT" means the loss of all Rent for a period of three years.

4.2      LANDLORD'S INSURANCE COVENANTS

         The Landlord covenants with the Tenant that the Landlord will:

         4.2.1 effect and maintain Insurance (but only so far as it is not vitiated by any act, neglect or default of the Tenant, anyone deriving title through the Tenant or anyone at the Premises with the express or implied authority of either of them);

         4.2.2 upon reasonable request from time to time produce to the Tenant full details of the policies of Insurance and evidence that they are in force;

         4.2.3 notify the Tenant of any material change in the provisions of any policy of insurance from time to time;

         4.2.4 in the event of any loss or damage against which it has covenanted to effect Insurance, apply all monies received from the insurer (other than for Loss of Rent) and from the Tenant pursuant to Clause 4.4 in making good such loss or damage, carrying out any necessary works of reinstatement as soon as reasonably practicable and will to the extent that such monies are insufficient as a result of the Landlord's act, neglect or default make up such insufficiency out of its own resources.

4.3      ABATEMENT OF RENT

         4.3.1 If by reason of destruction or damage by an Insured Risk the Premises or the main access thereto are wholly or partially unfit for occupation and use or inaccessible and Insurance has not been vitiated or any payment refused by reason of some act, neglect or default of the Tenant, someone deriving title through the Tenant, or some person with the express or implied authority of either of them then the Rent and Service Charge or a fair proportion thereof according to the nature and extent of the damage sustained, shall cease to be payable until the Premises are again fit for occupation and use and accessible to the extent only that such Loss of Rent is recoverable under Insurance against Loss of Rent.

         4.3.2 If the Premises are so damaged or destroyed by any of the Insured Risks as to become unfit for occupation or use and they remain so unfit three years after the damage or destruction (the "Three Year Period") then either party may end this Lease by serving on the other not less than three months written notice given within one month after the expiration of the Three Year period.

         4.3.3 Termination under the preceding clause shall not affect the rights that either party may have against the other and any monies received under the insurance policy belong to the Landlord.

         4.3.4 A dispute as to the amount or duration of such cesser of Rent and Service Charge shall be referred to arbitration under the Arbitration Act 1996 the arbitrator to be appointed (failing agreement between the Parties) by the President of the Royal Institution of Chartered Surveyors upon the application of either Landlord or Tenant.

4.4      TENANT'S INSURANCE COVENANTS

         The Tenant covenants with the Landlord that the Tenant will:

         4.4.1 pay to the Landlord upon demand all premiums and other expenses (including valuation fees) incurred by the Landlord in effecting and maintaining Insurance;

         4.4.2 comply with the insurers' requirements and recommendations in relation to the Premises and will not do, or omit to do, anything which may make any policy of Insurance void or voidable in whole or in part or increase the premium for any policy but if as a result of a breach of this covenant a premium is increased then the Tenant will forthwith upon demand pay to the Landlord the whole of such increase;

         4.4.3 provide and maintain such fire fighting equipment on the Premises as the insurer or an Authority may require;

         4.4.4 forthwith notify the Landlord of any loss, damage or destruction of or relating to the Premises and of any other event which comes to the attention of the Tenant and which may affect or give rise to a claim under a policy of Insurance;

         4.4.5 forthwith upon demand pay to the Landlord an amount equal to all monies which the Landlord is unable to recover under a policy of Insurance by reason of:

                  (a)      an act, default or omission of the Tenant; or

                  (b)      a condition of the policy; or

                  (c) the imposition by the insurer or the reasonable acceptance by the Landlord of an obligation to bear part of an insured loss (commonly called an excess);

         4.4.6 not effect any insurance equivalent to the Insurance, but if in breach of this covenant it does so, it shall pay to the Landlord all monies received under such insurance;

         4.4.7 effect third party and public liability insurance at the Premises for such sum as may prudently be required in order to meet potential claims from time to time;

         4.4.8    when the Premises are not in use (unoccupied) ensure that:

                  (a)      the Premises are secure against intrusion;

                  (b) the Premises are inspected both internally and externally at least once a week;

                  (c) all electrical services (except those serving fire or security alarms or similar apparatus), water and gas supplies are turned off and all plumbing/heating installations are drained;

                  (d) all rubbish and combustible materials are removed from inside or near the Premises.

5        SERVICE CHARGE

5.1      THE SERVICES

         In Clause 5 of the Lease the SERVICES are services in respect of the management and maintenance of the Estate including (but not limited to):

         5.1.1 the inspection, testing, repair, servicing and maintenance of the Retained Property (including replacement of parts where appropriate);

         5.1.2 cleaning and lighting the Retained Property and refuse disposal;

         5.1.3 decorating and furnishing the Retained Property and providing and maintaining decorative features (such as landscaped areas, flowers and seasonal directions) including replacing any landscaped areas in accordance with the principles of good estate management;

         5.1.4    operating and maintaining the Plant;

         5.1.5 providing such further and improved Plant as an Authority may require, or for the greater amenity of those using the Estate, or for the more efficient management of the Estate;

         5.1.6 carrying out such works and taking such other action as may be appropriate in order to comply with the lawful requirements or recommendations of an insurer or an Authority;

         5.1.7 providing, maintaining and keeping in repair all signboards from time to time at the Estate;

         5.1.8 pedestrian and vehicular traffic control, security (including a CCTV system and the provision of security staff) and the preparation and enforcement of Regulations; and

         5.1.9 insurance of Plant and equipment and of the furnishings and contents of the Retained Property and such other insurance relating to the management of the Estate (including third party and public liability at the Estate) as the Landlord may consider prudent.

         5.1.10 providing such other services or facilities for the greater amenity of those using the Estate or for the more efficient management of the Estate.

5.2      SERVICE COSTS

         In this part of the Lease SERVICE COSTS means the aggregate of the costs and expenses incurred by the Landlord in the provision of the Services including (but not limited to):

         5.2.1 all rates, taxes, charges, assessments and outgoings payable in respect of all or any part of the Retained Property or in respect of the Estate as a whole (as distinct from any one or more Units);

         5.2.2 the cost of water, electricity, gas, oil or other supplies for the provision of the Services or otherwise consumed in the Retained Property;

         5.2.3 the cost of employing or arranging for the employment of staff to provide the Services, such cost to include all reasonable incidental expenditure such as (without prejudice to the generality of the foregoing) that relating to: insurance, pension and welfare contributions; the provision of clothing; the provision of tools and equipment; the provision of accommodation;

         5.2.4 the cost of providing, maintaining and renewing such equipment, materials and supplies as are from time to time required in order to provide the Services;

         5.2.5 the cost of all maintenance and other contracts entered into in relation to the provision of the Services;

         5.2.6 all contributions to the roads, pipes, walls, structures or other things common to or used in common by the Estate and other property;

         5.2.7 the cost to the Landlord of complying with, or contesting the requirements or proposals of, any Authority insofar as they relate to the Estate (as distinct from any particular Unit or Units);

         5.2.8 the cost of carrying out health and safety audits, fire safety audits and environmental audits in accordance with good estate management;

         5.2.9 the fees of managing agents retained by the Landlord in relation to the management of the Estate, the provision of the Services and the collection of Service Charge and Estimated Service Charge (as defined in Clause 5.3) due from tenants and occupiers of the Estate (or where any such task is carried out by the Landlord a reasonable charge for the Landlord in relation thereto);

         5.2.10 the cost of preparing and auditing Service Charge accounts (whether carried out by the Landlord or by the Landlord's agents or accountants);

         5.2.11 the cost of obtaining such professional advice as may from time to time be appropriate in relation to the management of the Estate and the provision of Services;

         5.2.12 VAT (or other tax) where chargeable on any of the Service Costs to the extent that it cannot be recovered by the Landlord;

         5.2.13 all other costs, charges, expenses and outgoings incurred in or incidental to the provision of the Services; and

         5.2.14 such provision for anticipated future expenditure in relation to the Services as may be appropriate in relation to the good management of the Estate and provision of Services and in accordance with the current Code of Commercial Practice.

5.3      PROVISION OF SERVICES

         5.3.1    The Landlord will:

                  (a) keep the Retained Property in good and substantial repair and condition and, where appropriate, keep the Plant in the Retained Property in good working order and the Common Parts adequately cleaned and lit;

                  (b) provide an appropriate standard for the good management of the Estate and in a prudent manner the Services and such other services as are desirable in the interests of good estate management;

                  (c) comply with all regulations of any Authority in respect of the Retained Property.

                  PROVIDED ALWAYS the Landlord shall consult with and have regard to the wishes of the Tenant before providing any such other Services.

         5.3.2    The Landlord will have no liability to the Tenant:

                  (a) for failure to provide a Service during any period when the Tenant is in arrears with payment of Rent, insurance contribution, Service Charge or any other monies due from the Tenant to the Landlord under the Lease;

                  (b) for the interruption of a Service for reasons of inspection, maintenance, repair or other works (in which event the Landlord will restore the Service as soon as reasonably practicable);

                  (c) for failure to provide a Service due to damage, breakdown, inclement weather shortage of fuel or water, or any other cause beyond the Landlord's reasonable control (although the Landlord will then take all reasonable steps to restore such Service or provide an alternative Service as soon as reasonably practicable)

                  (d) for withdrawal of a Service if the Landlord reasonably considers it is no longer appropriate; or

                  (e) in respect of any act, omission or negligence of any employee of the Landlord or other person providing or purporting to provide any Service.

         5.3.3    The Tenant shall not be required to pay as part of the Service
                  Charge:

                  (a) the initial capital cost of the construction or any building on the premises or the Retained Property; or

                  (b) the initial capital cost of the fixtures equipment plant and machinery within any building on the Premises or the Retained Property; or

                  (c) the initial capital cost of providing the services to any building on the Premises or the Retained Property including the heating and air conditioning; or

                  (d)      the cost of remedying any damage caused by an Insured
                           Risk.

5.4      THE SERVICE CHARGE

         5.4.1 Where in this clause the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

                  "ACCOUNT DATE" means 31 March in each year or such other date in each year as the Landlord may stipulate;

                  "ACCOUNT PERIOD" means the period from and excluding one Account Date up to and including the next Account Date;

                  "ACCOUNT STATEMENT" means a statement certified by a duly qualified chartered surveyor or chartered accountant (and in the absence of manifest error to be accepted by the Tenant as conclusive) showing: the Total Charge for the relevant Account Period; the Due Proportion; the Service Charge; details of all Estimated Service Charge received in respect of the relevant Account Period and any balance of Service Charge due from the Tenant or refund due to the Tenant;

                  "DUE PROPORTION" means a fair proportion as conclusively determined from time to time by the Landlord acting reasonably;

                  "ESTIMATED SERVICE CHARGE" means payment on account of the Service Charge;

                  "SERVICE CHARGE" means the Due Proportion of the Total Charge;

                  "TOTAL CHARGE" means the total of all Service Costs during an Account Period net of any receipts from insurers, the Tenant or other occupiers of the Estate or third parties (otherwise than by way of a service charge) which are properly applicable towards payment of such Service Costs.

         5.4.2 The Tenant hereby covenants to pay to the Landlord by way of equal instalments in advance on each quarter day during the Term and proportionately for less than an Account Period an Estimated Service Charge of such sum as the Landlord may reasonably demand having regard to actual and anticipated Service Costs.

         5.4.3 As soon as practicable after an Account Date the Landlord shall submit to the Tenant an Account Statement for the Account Period ending on that Account Date and

                  (a) if the Account Statement shows that a balance of Service Charge is due from the Tenant, the Tenant shall pay such balance to the Landlord within fourteen days of receipt of the Account Statement;

                  (b) if the Account Statement shows that a refund is due to the Tenant, such refund shall during the Term be set off against future Service Charge Payments and following the determination of the Term be set off against any other monies due from the Tenant to the Landlord and the balance (if any) paid to the Tenant.

         5.4.4 The provisions of this clause will survive the End of the Term.

         5.4.5 The Service Charge payable by the Tenant shall not be increased by any part of the Estate being unlet at any time.

6        LANDLORD'S COVENANTS

6.1      QUIET ENJOYMENT

         The Landlord covenants with the Tenant that it will permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord.

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

7        RENT REVIEW

7.1      DEFINITIONS AND INTERPRETATION

         7.1.1 Where in Clause 7 of the Lease the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

                  "OPEN MARKET RENT" is as defined in Clause 7.3;

                  "RELEVANT REVIEW DATE" means the Review Date by reference to which Rent is being reviewed;

                  "REVIEW DATE" means any one of the Review Dates;

                  "REVIEW DATES" means 1 September 2008, 1 September 2013 and 1 September 2018.

         7.1.2    Time is not of the essence.

7.2      REVIEW OF RENT

         With effect from each Review Date the Rent shall be the amount payable (but for any abatement of Rent) immediately prior to that Review Date or if Greater the Open Market Rent as agreed or determined under Clause 7 of the Lease;

7.3      OPEN MARKET RENT

         "OPEN MARKET RENT" means the market rent which would reasonably be expected to become payable in respect of the Premises after the expiry of a rent free period of such length for fitting out the Premises as would be negotiated in the open market between a willing landlord and a willing tenant:

         7.3.1    upon a letting of the Premises:

                  (a)      as a whole;

                  (b)      by a willing landlord to a willing tenant;

                  (c)      with vacant possession;

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                  (d)      on the open market;

                  (e)      without a fine or premium;

                  (f) for a term of 10 years commencing on the Relevant Review Date;

                  (g) including provisions for review of rent at five yearly intervals; and

                  (h) otherwise on the same terms as the Lease (except as to the amount of the Rent, except as to the reservation of the Additional Rent and except for Clause 3.7.4 which shall be deemed to be omitted).

         7.3.2    assuming that:

                  (a) the covenants and provisions of the Lease on the part of the Landlord and the Tenant have been fully performed and observed;

                  (b) no work has been carried out to the Premises (unless by the Landlord or a superior landlord) which has diminished their rental value;

                  (c) if the Premises have been destroyed or damaged they have been fully restored;

                  (d) any licence required by law for using the Premises for the Permitted User or any other use of the Premises has been obtained and is available for the benefit of any willing tenant;

         7.3.3    but disregarding:

                  (a) any effect on rent of the fact that the Tenant, any undertenant or any of their respective predecessors in title have been in occupation of the Premises;

                  (b) any goodwill attached to the Premises by reason of the carrying on of the business of the Tenant, any undertenant or any of their predecessors in title;

                  (c) any adverse effect upon rent of any temporary works, operations or other activities on any adjoining or neighbouring property;

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

                  (d) any effect on rent attributable to any improvement to the Premises or any part of the Premises carried out by the Tenant or a permitted undertenant with the Landlord's consent where required but without cost to the Landlord and not pursuant to an obligation to the Landlord;

                  (e) on the Review Date of 1 September 2008 only (but not at any subsequent Review Date) any effect on rent attributable to the works described in the Specification.

7.4      PROCEDURE

         7.4.1 The Landlord may serve upon the Tenant notice during the period of nine months before, or at any time after, a Review Date requiring the Rent to be increased with effect from that Review Date or stating that the Rent is not to be increased.

         7.4.2 If the Landlord serves notice requiring the Rent to be increased (REVIEW NOTICE) the Landlord and the Tenant shall endeavour to agree the Open Market Rent as at the Relevant Review Date.

         7.4.3 If the Landlord and the Tenant do not agree the Open Market Rent within three months after service of a Review Notice or by the date three months before the Relevant Review Date (whichever is the later), either may by notice to the other require the Open Market Rent to be determined by a Chartered Surveyor having at least ten years' experience in assessing the rental value of premises similar to the Premises and acting as a single arbitrator.

         7.4.4 If the Landlord and the Tenant do not agree on the joint appointment of an arbitrator the arbitrator shall be nominated on the joint application of the Landlord and the Tenant (or if either of them neglects to concur in such application then on the sole application of the other) by the President or other chief officer or acting chief officer for the time being of the Royal Institution of Chartered Surveyors.

         7.4.5 The arbitrator shall act as an arbitrator in accordance with the Arbitration Act 1996.

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         7.4.6    The arbitrator shall within three months of his appointment, or within such extended period as the Landlord may agree, give to the Landlord and the Tenant written notice of the amount of the Open Market Rent as determined by him, but if he does not, or if for any reason it becomes apparent that he will not be able to, complete his duties in accordance with his appointment, the Landlord and the Tenant may agree upon or either of them may apply for the appointment of another arbitrator (which procedure may be repeated as often as necessary) pursuant to the provisions of this Clause.

7.5      DELAYED REVIEW

         Where the Rent payable with effect from a Review Date is not ascertained prior to that Review Date the Tenant shall:

         7.5.1 with effect from the Relevant Review Date pay an INTERIM RENT at the rate at which Rent was payable (ignoring any abatement) immediately prior to that Review Date; and

         7.5.2 if the Rent when ascertained exceeds the Interim Rent then within fourteen days of the Rent being ascertained (the PAYMENT DATE) pay to the Landlord an amount equal to the aggregate of the sums by which each quarterly instalment of Rent would have exceeded each instalment of Interim Rent had the Rent been ascertained by the Relevant Review Date, together with Interest on each of those sums from the date it would have been due to the Payment Date at a rate 3% below the Interest Rate.

7.6      MEMORANDA

         Where Rent is increased with effect from a Review Date the Landlord and Tenant shall (at their own cost) sign memoranda thereof in such form as the Landlord may reasonably require for annexation to both the original and counterpart of the Lease.

8        MISCELLANEOUS PROVISIONS

8.1      RECOVERY OF MONEY

         In addition to any other remedy available to the Landlord, all moneys due from the Tenant to the Landlord under the Lease may be recovered as if such moneys were reserved as rent.

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

8.2      USER

         The Landlord does not warrant that the Premises may lawfully be used for any purpose authorised under the Lease.

8.3      EASEMENTS

         8.3.1 The Tenant is not entitled to, and the Premises do not enjoy, any right of light or air which might restrict or interfere with the free use of any other property for building or any other purpose.

         8.3.2 The operation of Section 62 of the Law of Property Act 1925 is excluded from the Lease and the only rights granted with the Premises are those expressly granted in the Lease.

         8.3.3 To the extent that the rule against perpetuities applies to any right granted or reserved hereunder or other matter, such right may be exercised at any time and such matters shall take effect within the Perpetuity Period, but not beyond it.

8.4      EXERCISE OF RIGHTS OF ENTRY

         A person exercising any right of entry granted or reserved under the Lease in order to carry out works must:

         8.4.1 give reasonable prior notice to the relevant Party (except in emergency);

         8.4.2 exercise the right in a manner which causes as little damage and inconvenience as is practicable in the circumstances; and

         8.4.3 make good any physical damage caused as soon as is reasonably practicable.

8.5      LIABILITY

         8.5.1 The Landlord is not responsible to the Tenant or to anyone at the Premises with the Tenant's express or implied authority for any accident, injury, damage or loss.

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

         8.5.2 The Landlord is not responsible for any accident, injury, damage or loss resulting or alleged to result from the negligence, act or omission of any tenant or employee, officer or agent of the Landlord.

8.6      COMPENSATION

         Any statutory right of the Tenant to claim compensation from the Landlord whether on vacating the Premises or otherwise is excluded to the extent that the law allows.

8.7      NOTICES

         8.7.1 Any notice by one party (the SENDER) to another (the RECIPIENT) must be in writing.

         8.7.2 A notice is duly served if given by any means from time to time authorised by law including:

                  (a)      if delivered to the recipient;

                  (b) if sent by first class registered or recorded delivery post addressed to the recipient;

                  (c)      if sent by fax to the recipient

                  in each case at an authorised address.

         8.7.3 Any notice so served shall be deemed to have been received as follows:-

                  (a) if delivered - on the day of delivery if delivered at least two hours before the close of business hours on a business day and in any other case on the next business day;

                  (b) if sent by post (otherwise than at a time when the sender is or ought reasonably to be aware of a disruption of the relevant postal service) - two business days after posting, exclusive of the day of posting;

                  (c) if sent by fax (unless the sender knows or ought reasonably to know that the transmission has failed or is incomplete) - at the time of transmission, if received at least two hours before the close of

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

                           business hours on a business day, and in any other case on the next business day.

         8.7.4    For the purposes of this clause:

                  (a)      an AUTHORISED ADDRESS means any of the following:

                           (i) in the case of a company incorporated in England, Scotland or Wales its registered office;

                           (ii) in the case of an individual his address as stated in this deed or other address last known to the sender;

                           (iii) in the case of a partnership its principal place of business as stated in this deed or other principal place of business last known to the sender;

                  (b) a BUSINESS DAY means any day expect Saturday Sunday or a bank or public holiday;

                  (c) BUSINESS HOURS means the hours of 9.30 a.m. to 5.30 p.m. on a business day.

9        FORFEITURE

9.1      RIGHT OF RE-ENTRY

         The Landlord may forfeit the Lease by proceedings or by re-entering the Premises (or part of them) if:

         9.1.1 any Rent or Additional Rent remains unpaid 21 days after it is due (whether formally demanded or not); or

         9.1.2 any covenant or stipulation in the Lease which is to be performed or observed by the Tenant is not performed or observed; or

         9.1.3 the Tenant permits any execution or distress to be levied on any goods in the Premises; or

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

         9.1.4 the Tenant (or any one party included within the definition of the Tenant) or any guarantor for the Tenant becomes Insolvent (as defined in the next Clause).

9.2      INSOLVENCY

         "INSOLVENT" means for the purposes of Clause 9 of the Lease:

         9.2.1    for a company:

                  (a) the appointment of a receiver, administrative receiver, liquidator or administrator;

                  (b) any proceedings in court (including the presentation of a petition) for the appointment of a administrator or liquidator;

                  (c)      the making of a voluntary arrangement;

                  (d) any other analogous event from time to time in England and Wales or any other applicable jurisdiction;

                  but excluding a voluntary liquidation for the purpose of amalgamation;

         9.2.2    for an individual:

                  (a) the appointment of a receiver or trustee in bankruptcy;

                  (b) any proceedings in court (including the presentation of a petition) for a bankruptcy order;

                  (c) the making of an individual voluntary arrangement or deed of arrangement;

                  (d) any other analogous event from time to time in England and Wales or any other applicable jurisdiction;

         9.2.3    for a partnership:

                  (a) the appointment of a receiver, liquidator or administrator

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

                  (b) any proceedings in court (including the presentation of a petition) for the appointment of an administrator or liquidator

                  (c)      the making of a voluntary arrangement;

                  (d) any other analogous event from time to time in England and Wales or any other applicable jurisdiction.

10       GUARANTEE

         GUARANTOR'S OBLIGATIONS

10.1 The Guarantor covenants with the Landlord for a period of five years from the date of this Lease or (if earlier) until such time as the Tenant is able to demonstrate to the Landlord a net annual profit on the part of the Tenant before tax for each of the three immediately preceding years in excess of three times the Rent and equity shareholders' funds for each of the three preceding years in excess of ten times the Rent as a primary obligation that during the Term (or until earlier release by operation of law or otherwise) the Tenant shall punctually pay the Rent and observe and perform the covenants and other provisions of the Lease, and in case of default the Guarantor will pay the Rent and observe and perform the covenants and provisions in respect of which the Tenant is in default and make good to the Landlord on demand, and indemnify the Landlord against, all losses, damages, costs and expenses thereby arising or incurred by the Landlord.

10.2     The liability of the Guarantor shall not be affected in any way by:

         10.2.1 any neglect or forbearance of the Landlord in enforcing payment of Rent or observance or performance of the covenants and provisions of the Lease;

         10.2.2   any time or indulgence given to the Tenant by the Landlord;

         10.2.3 any refusal by the Landlord to accept Rent from the Tenant following a breach of covenant by the Tenant;

         10.2.4 any agreement with the Tenant, any licence or consent granted to the Tenant, or any variation in the terms of the Lease;

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

         10.2.5 the death of the Tenant (if an individual) or the dissolution of the Tenant (if a company), or the Tenant otherwise ceasing to exist;

         10.2.6 a surrender of part of the Premises, except that the Guarantor will have no liability in relation to the surrendered part in respect of any period following the date of surrender;

         10.2.7 the release of any person, apart from the express release in writing of the Guarantor;

10.3 If the Tenant is a company and is dissolved, or if the liquidator or the trustee in bankruptcy of the Tenant or the Crown disclaims the Lease, the Guarantor shall upon written notice from the Landlord given within twelve months after the date of dissolution or disclaimer accept a new lease of the Premises:

         10.3.1 for a term commencing on the date of dissolution or disclaimer and continuing for the residue then remaining unexpired of the Term at the Rent then payable under the Lease;

         10.3.2 subject to and with the benefit of the Lease if still subsisting;

         10.3.3 subject to the same covenants and provisions as in the Lease (without however requiring any other person to act as guarantor);

         such new lease to take effect from the date of dissolution or disclaimer and to be granted at the cost of the Guarantor who shall execute and deliver to the Landlord a counterpart of it.

         TENANT'S BREAK CLAUSE

10.4     In this clause "DETERMINATION DATE" means 1 September 2013.

10.5 If the Tenant wishes to determine the Lease on the Determination Date it must:

         10.5.1 serve notice on the Landlord not earlier than twelve months and not later than six months before the Determination Date of its intention to determine the Lease;

         10.5.2 pay the Rent and other money due under the Lease up to the Determination Date; and

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

         10.5.3 yield up the Premises on the Determination Date with vacant possession and otherwise in accordance with Clause 3.18.

10.6 Subject to compliance with the previous sub-clause the Lease shall determine on the Determination Date but without prejudice to the rights of any Party against another in respect of any antecedent breach of covenant or the Tenant's obligations under the following sub-clause.

10.7 If the Lease is determined under this clause the Tenant shall on the relevant Determination Date hand over to the Landlord the original Lease and all other title deeds and documents relating to the Lease and shall execute any document that the Landlord may reasonably require in order to cancel any entry or title relating to the Lease at HM Land Registry.

11       CERTIFICATION

11.1 It is hereby certified that the Lease is made pursuant to an agreement for lease dated 4 June 2003.

11.2 This is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

12       CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

         Unless the Contracts (Rights of Third Parties) Act 1999 is expressly stated to apply, no person other than the Landlord or the Tenant or the Guarantor may enforce any term of the Lease under that Act.

13       JURISDICTION

13.1 The Lease shall be governed by and construed in accordance with English law.

13.2 Each Party submits to the exclusive jurisdiction of the English courts in respect of all matters arising out of the Lease but the Landlord shall have the right to bring proceedings in the courts of any other jurisdiction for the purpose of enforcing a judgment.

14       DELIVERY

         This deed remains undelivered until the date hereof.

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

                                   SCHEDULE 1

                                     RIGHTS

The Tenant and those deriving title through or otherwise authorised by the Tenant shall have the following rights in common with others during the Term (subject always to compliance with the Regulations):

1. at all times the right of access to and egress from the Premises with or without vehicles over the roads and on foot over the footpaths on the Estate and the right otherwise to use the Common Parts for the purposes for which they are intended;

2. a right to connect into and use (subject to the regulations of any appropriate Authority) Conduits for the supply of services and drainage and such other Conduits as may from time to time be available for connection to individual Units;

3. a right to connect into and use such Plant as may from time to time be available for connection to individual Units;

4.       a right to place signs in accordance with Clause 3.6 of this Lease;

5.       full rights of support and protection for the Premises;

6.       all rights permitted to the Tenant under Clause three of the Lease.

Provided that the Landlord may temporarily stop up or block the roads and footpaths on the Estate or the Common Parts in connection with the provision of services.

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

                                   SCHEDULE 2

                           EXCEPTIONS AND RESERVATIONS

The following rights are excepted and reserved to the Landlord and to all others authorised from time to time by the Landlord:

1.       all rights of support and protection afforded by the Premises;

2. right to free and uninterrupted passage and running of water, drainage, gas, electricity, communication and other services by any Conduit in or passing through the Premises and the right to enter the Premises in order to inspect, clean, maintain, repair, renew, remove, divert, or make connections with any Conduit or to install any new Conduit;

3. all rights which the Tenant covenants to permit under Clause three of the Lease.

                                   SCHEDULE 3

                                  INCUMBRANCES

The rights, exceptions, reservations and covenants contained or referred to in the Landlord's freehold title number EX243648.

                                   SCHEDULE 4

                                       VAT

1        OUTPUT TAX

         Where the Lease requires the Tenant to pay repay reimburse or provide any amount or other consideration in respect of a VAT supply to the Tenant by the Landlord such amount or other consideration will be deemed to be exclusive of any VAT chargeable on that VAT supply (whether by virtue of a VAT election made or to be made or otherwise) and the Tenant covenants to pay to the Landlord a sum equal to that VAT.

2        INPUT TAX

         Where the Lease requires the Tenant to pay repay reimburse or provide any amount or other consideration in respect of a VAT supply to the Landlord the Tenant covenants to pay to the Landlord upon production of a valid VAT invoice a sum equal to the whole or a fair proportion of the VAT charge to the Landlord on that VAT supply as appropriate (any such proportion in the absence of manifest error to be conclusively determined by the Landlord's surveyor acting properly) less a like proportion of any part of that VAT for which the Landlord is entitled to credit under Section 24, 25 and 26 of the Value Added Tax 1994 (or any statutory re-enactment or modification thereof) or which the Landlord is otherwise able to recover.

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                                   SCHEDULE 5

                                   REGULATIONS

1 Parking is only permitted within designated areas and not on the estate roads or pedestrian areas. The Landlord may employ a wheel clamping or security company to enforce this regulation and a fee may be charged for the removal of the wheel clamp or for the release of the vehicle.

2 Heavy goods vehicles in excess of 20 metric tonnes must not enter the public car parking areas.

3 All drivers must observe the traffic regulations and speed restrictions on the estate roads as notified from time to time by the Landlord.

4 Loading, unloading, delivery and despatch of goods is to be carried out only in the areas designated and by means of the entrances designated for such purposes.

5 No obstruction must be caused on the Common Parts. Any obstruction may be removed by the Landlord and disposed of without notice.

6 No goods are to be stored or machinery installed on the external areas of the Premises.

7 Refuse must be stored in skips or containers which have lids and must be locked when not in use. The area around the skip must be kept clean and tidy and waste must be removed on a regular basis and refuse skips or containers must not be overfilled.

8 Where the Tenant is permitted waste ships and pallets, these must be placed at least six metres away from any building so as to reduce the risk of fire damage.

9 Fire doors and exit escape routes must be kept clear of all obstructions.

10 Tenants' signage is to be erected only on areas designated for that purpose and with the Landlord's consent as provided in this lease. Any unauthorised signs in the Common Parts will be removed and disposed of without further notice.

11 No sound amplification equipment may be used in a manner that is audible outside the Premises.

12       No refuse or materials may be burnt on any part of the Estate.

13 The repair and maintenance of motor vehicles (other than by an emergency service) is not permitted on any part of the Estate.

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

14 Tenants must inform the Landlord in advance if any contractor engaged by them requires temporary consent to place goods or equipment in the Common Parts in connection with repair or maintenance of the Premises only.

15 All users will respect the landscaping and keep to the designated paths and roads.

The Landlord reserves the right to remove all unauthorised signage, goods and rubbish stored in breach of these regulations and to charge the Tenant the cost of removal and/or storage.

These regulations are not intended to be definitive or exhaustive and may be altered or added to from time to time as the Landlord may reasonably direct.

First edition: July 2002.

EXECUTED as a DEED by                    )
JUNIPER DEVELOPMENTS                     )
LIMITED acting by:                       )

                                           /s/Roland D.S. Nevett
                                           Director

                                           /s/Christine A. Shaw
                                           Assistant Secretary

THE COMMON SEAL of                       )
ASHWORTH UK LIMITED                      )
was hereunto affixed in the presence of: )

                                           /s/Terence Tsang
                                           Director

                                           /s/Jordan Company Secretaries Limited
                                           Secretary

EXECUTED as a DEED by                    )
ASHWORTH UK LIMITED                      )
acting by:                               )

                                           /s/Terence Tsang
                                           Director

                                           /s/Halina Balys
                                           Director

                                       48